    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER __, 2001

                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ------------

                            EMERGE INTERACTIVE, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                 10305 102ND TERRACE             65-0534535
  (State or jurisdiction of       SEBASTIAN, FLORIDA 32958       (I.R.S. Employer
incorporation or organization)         (561) 583-5310           Identification No.)

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           MR. DAVID WARREN                          With a copy to:
       CHIEF EXECUTIVE OFFICER                 MICHAEL J. PENDLETON, ESQ.
       EMERGE INTERACTIVE, INC.                   JENKENS & GILCHRIST,
         10305 102ND TERRACE                   A PROFESSIONAL CORPORATION
       SEBASTIAN, FLORIDA 32958               1445 ROSS AVENUE, SUITE 3200
            (561) 583-5310                         DALLAS, TEXAS 75202
   (Name, address and telephone number                (214) 855-4500
       of agent for service)

                                  ------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

         From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                AMOUNT BEING     PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
      TITLE OF SECURITIES       REGISTERED(1)     OFFERING PRICE     AGGREGATE OFFERING   REGISTRATION
       BEING REGISTERED                            PER SHARE(1)             PRICE             FEE
--------------------------------------------------------------------------------------------------------
Common Stock. $0.008 par value    4,000,000            $1.60             $6,400,000          $1,600
========================================================================================================

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported on the Nasdaq-National Market on October 9, 2001.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                            EMERGE INTERACTIVE, INC.

                        4,000,000 SHARES OF COMMON STOCK

         The selling stockholder identified in this prospectus is selling 4,000,000 shares of common stock. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the shares of common stock sold by the selling stockholder.

         The prices at which the selling stockholder may sell the shares registered under this prospectus will be determined by the prevailing market price for the shares or in negotiated transactions.

         Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "EMRG." On October 10, 2001, the last reported sale price for our common stock was $1.60 per share.

         The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section entitled "Plan of Distribution; Selling Stockholders" on page 8.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We are not using this prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

                THE DATE OF THIS PROSPECTUS IS OCTOBER __, 2001.

                                TABLE OF CONTENTS

                                                                     PAGE
PROSPECTUS SUMMARY.....................................................1
RISK FACTORS...........................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................8
USE OF PROCEEDS........................................................8
PLAN OF DISTRIBUTION; SELLING STOCKHOLDER..............................8
LEGAL MATTERS.........................................................10
EXPERTS...............................................................10
RECENT DEVELOPMENTS...................................................10
WHERE YOU CAN FIND MORE INFORMATION...................................11
INCORPORATION BY REFERENCE............................................12

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

         The information in this section is a summary and therefore does not contain all of the information that you should consider before making an investment in eMerge. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."

ABOUT EMERGE INTERACTIVE, INC.

         We are a technology and interactive cattle-marketing company in the $40 billion U.S. beef-production industry. Our technologies primarily focus on information-management, individual-animal tracking and other technologies designed to enhance consumer confidence in beef safety. We operate 12 interactive livestock marketing and cattle brokerage facilities, maintain a nationwide network of 80 cattle representatives and host an online auction and brokerage service that combined have the capacity to market four million head of cattle annually, representing a 14% U.S. market share. We offer our products and services to cattle industry participants through our web-based business network, our proprietary information management applications and our direct sales force. Our current products and services include:

             - Livestock procurement services consisting of on-site and on-line cattle sales and auctions; and

             - CattleLog, our exclusive individual-animal data collection and reporting system.

         Our business strategy is to create the standard for individual animal tracking that will enable value added retail-branding strategies and enhance consumer confidence in beef safety and to continue our cattle marketing operations. We utilize information management, electronic cattle commerce and web-based technology resources to develop and offer complementary products and services that help reduce inefficiencies throughout the cattle production chain, improve cattle quality and improve overall productivity in the cattle industry.

         Through this strategy, we intend to improve meat quality, meat safety and to positively affect the manufacturing process in the cattle industry by adding previously unrealized value to the nation's beef supply system. We intend to implement this strategy through our existing CattleinfoNet business network, which is comprised of our information-management infrastructure, an electronic commerce platform and value enhancing technologies.

         We believe that our network of Interactive Marketing Facilities will allow us to more accurately gather, track and analyze information through our information management infrastructure, more productively operate our electronic commerce platform and more uniformly implement and monitor our technologies. As a result, we believe that by combining our CattleinfoNet business network with our network of Interactive Marketing Facilities we will be able to more effectively and rapidly reduce the inefficiencies in the cattle industry and provide ranchers and producers with increased product quality, consistency, yield and safety.

         Our principal offices are located at 10305 102nd Terrace, Sebastian, Florida 32958, and our telephone number is (561) 589-5310. Our website is located at http://www.emergeinteractive.com. Information contained on our website or links contained on our website is not a part of this prospectus.

ABOUT THIS OFFERING

         Effective September 28, 2001, we sold 4,000,000 shares of our common stock to Allflex Holdings, Inc. ("Allflex") for $2.8 million in cash. In connection with the placement of the 4,000,000 shares, we entered into a Registration Rights Agreement with Allflex, whereby we agreed to grant Allflex the right to demand that we prepare and file with the Securities and Exchange Commission a registration statement with respect to the offer and sale of the shares from the placement by Allflex. Allflex made a demand under the Registration Rights Agreement, and we are registering pursuant to a registration statement of which this prospectus forms a part, all of the 4,000,000 shares. Allflex has agreed, however, that until September 28, 2002, it will abide by contractual volume limitations. In particular, it will not sell an aggregate number of shares in any three month period that is the greater of (1) 1% of our common stock outstanding as shown by the most recent report or statement published by us; or (2) the average weekly reported volume of trading in our common stock as reported through the automated quotation system of the Nasdaq National Market. The average weekly volume of trading in our common stock will be measured during the four calendar weeks preceding the date of receipt of an order to execute a transaction by a broker or the date of execution of a transaction directly with a market maker.

         Subject to the contractual volume limitations described above, Allflex may sell the 4,000,000 shares on one or more exchanges or in the over-the-counter market or otherwise, at prices and on terms then prevailing or at prices related to the then current market value, or in negotiated transactions. The shares may be sold to or through broker dealers.

                                  RISK FACTORS

         You should consider carefully the following risks before making a decision to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. The risk factors below do not necessarily appear in order of importance.

RISKS RELATED TO THIS OFFERING

         Our stock price historically has been volatile, which may make it difficult for you to resell common stock you want at prices you find attractive.

         The market price of our common stock, like the market for Internet-related and technology companies in general, has been and will likely continue to be highly volatile. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. These fluctuations may be caused by factors such as:

         - actual or anticipated variations in quarterly operating results;

         -        announcements of technological innovations;

         -        conditions or trends in the cattle industry;

         -        new sales formats of new products or services;

         - changes in or failure by us to meet financial estimates of securities analysts;

         -        conditions or trends in the Internet industry;

         - announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

         -        capital commitments;

         -        additions or departures of key personnel; and

         -        sales of common stock.

         Internet Capital Group, Inc. and Safeguard Scientifics, Inc. will be able to control matters requiring stockholder approval.

         The concentration of ownership of our common stock may delay, deter or prevent acts that would result in a change of control, which could reduce the market price of our common stock. Internet Capital Group, Inc. ("Internet Capital Group") and Safeguard Scientifics, Inc. ("Safeguard") are affiliated entities. Internet Capital Group and Safeguard together have the power to vote approximately 56% (as of June 30, 2001) of the aggregate number of votes to which the holders of our common stock are entitled. As a result, these stockholders will be able to control all matters requiring stockholder approval.

         In addition, currently five of the nine members of our board of directors also serve as directors and/or officers of Internet Capital Group and Safeguard. Internet Capital Group has the right to elect two directors to our board. Under a joint venture agreement, Safeguard and Internet Capital Group have agreed to vote for two designees of Safeguard and two designees of Internet Capital Group in all future elections of directors. Internet Capital Group and Safeguard will therefore have the ability to significantly influence our management.

         The sale of a significant number of shares could have a depressive effect on the market price of our common stock.

         Although the selling stockholder is subject to contractual volume limitations that will limit the number of shares it may sell, a significant number of shares could be sold under this prospectus. These actual or possible sales may have a depressive effect on the market price of our common stock.

         In addition, we have a significant number of option holders who may exercise their options for shares of our common stock and other stockholders who currently hold restricted shares of our common stock, both of which may sell their shares in the open market utilizing Rule 144 under the Securities Act. Sales of a substantial number of shares of common stock in the open market could adversely affect the trading price of the common stock

RISKS RELATED TO OUR BUSINESS

         We have an unproven business model. As a result, we may not be able to accurately predict future results and our business strategy may not be successful.

         While we commenced operations in 1994 and commercially released our initial product in November 1997, our business model and strategy has continued to change significantly. Accordingly, we have only a limited operating history upon which to evaluate our business. This change makes predicting our future results of operations difficult. Our new business model has been tested over a limited period of time and, accordingly, we cannot be certain that our business strategy will be successful.

         Specific uncertainties relating to our new business model include our ability to:

         - achieve acceptance of our Web site as a marketplace for electronic commerce;

         - expand the number of cattle producers, feedlots and packers that utilize our services;

         - develop and upgrade our products and technologies more effectively and rapidly than our competitors; and

         - successfully implement our acquisition, sales and marketing strategies.

         We have a history of net losses and expect to continue to incur net losses for the foreseeable future. If we continue to incur net losses, our business may not ultimately be financially viable.

         We have incurred significant net losses since inception. We reported a net loss of approximately $33.1 million for the year ended December 31, 2000, or 4% of total revenue, and a net loss of approximately $34.5 million for the six months ended June 30, 2001, or 5% of total revenue. As of June 30, 2001, we had accumulated net losses totaling approximately $100 million. Our operating expenses have increased significantly in each year of our operation, and we anticipate that such expenses may continue to increase over the next several years, albeit at a lesser rate than previously experienced, as we expand our operations and execute on our business strategies. Our revenue may not grow or may not even continue at its current level and, as a result, our financial condition and results of our operations may be harmed and our business may not be financially viable in the future.

         To achieve profitability, we must successfully address the following risks:

         - lack of wide-scale commercial acceptance of our Internet cattle sales and services;

         - failure to expand the number of livestock industry participants currently using our network;

         - inability to respond promptly to competitive and industry developments;

         - failure to curtail spending in response to rapid fluctuations in the demand for cattle and cattle-related products and services;

         -        failure to achieve brand recognition;

         -        failure to introduce new products and services; and

         - failure to upgrade and enhance our technologies to accommodate expanded product and service offerings and increased customer traffic.

         If we are unable to successfully address any of these risks, our business may be harmed.

         The Internet livestock services market, including, in particular, the cattle sales market, is new and uncertain and our business may not develop as we anticipate.

         The Internet market for livestock products and services, including, in particular, the cattle sales market, has only recently developed, and its continued development is subject to substantial uncertainty. To date, we have not realized adequate revenues and gross margins from this market to achieve profitability. We cannot be assured that this market will continue to develop as we expect, if at all. Our revenue model depends on the commercial acceptance of our Internet-based services. We do not know if our target customers will use the Internet as a regular means of purchasing services. Even if potential customers choose to purchase livestock services over the Internet, they may not choose our online services to do so. If the market for livestock services over the Internet does not develop as we anticipate, our business and the results of our operations will be harmed.

         For the six months ended June 30, 2001, we relied on cattle sales for over 99% of our revenue and we expect to rely on the success of our cattle sales and auction services for a significant majority of our revenue for the foreseeable future. As a result, our ability to achieve commercial acceptance of our cattle sales is critical to our ability to obtain future revenue. To date, we have not achieved enough revenues from internet-based cattle sales that are sufficient for us to determine whether these services will achieve commercial acceptance. Any failure to successfully gain commercial acceptance of these services would harm our business and the results of our operations. In addition, as the result of our dependence on cattle sales, if the demand for beef declines, the demand for our products and services would likely decline, and our results of operations would be harmed.

         We have completed significant acquisitions of businesses and technologies and we may make other business acquisitions in the future, which may be difficult to integrate into our business and may disrupt or negatively impact our business.

         We recently made investments in and acquisitions of complementary companies, technologies and assets that constitute critical aspects of our current and future business operations. If we fail to successfully integrate the operations of these companies, technologies or assets into our business, we may not be able to successfully execute our business strategy. In connection with a number of our acquisitions we hired key employees. The businesses we have acquired are critical to our current business operations and growth strategy.

         Our acquisitions may result in:

         - difficulties in assimilating technologies, products, personnel and operations;

         -        diversion of our management's attention;

         - entering markets in which we have no or limited prior experience;

         -        loss of key employees of acquired organizations; and

         -        capital requirements in excess of what we anticipate.

         In the future, acquiring companies, assets or technologies may also require us to make cash payments, assume debt, incur large write-offs related to intangible assets and issue equity, which will dilute ownership interest.

         If we are unable to manage our growth effectively, our business may be harmed

         We cannot assure that we will be able to effectively or successfully manage our growth. If we are unable to manage our growth effectively, our business operations would suffer. We seek to grow by increasing transaction and subscription volume and adding new products and services. Our growth is likely to place a significant strain on our resources and systems. As we continue to manage the scope of our operations, we will need an effective planning and management process to implement our business strategy successfully and we will need to implement new and improve existing systems, procedures and controls. We will also need to train and manage our workforce effectively.

         If we are unable to protect our intellectual property rights, our business and competitive position will be harmed.

         Proprietary rights are important to our success and our competitive position. We protect our intellectual property through a combination of patent, copyright, trade secret and trademark law and confidentiality agreements with third parties. We cannot guarantee that any of our pending patent or trademark applications will be approved. Even if they are approved, the patents or trademarks may be challenged by other parties or invalidated. Because brand recognition is an important component of our business strategy, the protection of our trademarks is critical to our success. In addition, we depend upon our proprietary database of industry and client information to provide our clients with our information services. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and technology or obtain access to our confidential proprietary database. Other parties may also breach confidentiality agreements and other protective contracts. We may not become aware of these breaches or have adequate remedies available. In addition, effective copyright, patent and trademark protection may be unavailable in certain countries to which we might expand our operations.

         In technology markets, there is generally frequent and substantial intellectual property litigation. We may be subject to legal proceedings and claims, including claims that we infringe third-party proprietary rights. While we are not aware of any patents, copyrights or other rights that would prevent us from manufacturing and commercializing our products or services in the United States and abroad, there can be no assurance that other parties will not assert infringement claims against us. There also can be no assurance that former employers of our present and future employees will not claim that our employees have improperly disclosed confidential or proprietary information to us. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of our personnel.

         We typically assume the ownership of cattle sold through our Internet cattle marketplace and are subject to the risk of loss while we hold title and market risk

         In the sales transactions conducted through our Internet cattle sales and auction services network, we typically contract to purchase cattle from a seller, identify a buyer for the cattle, take title to the cattle from the seller and then resell the cattle to the buyer. In this process, we enter into a contract to purchase cattle in advance of entering into a contract to sell the cattle. Therefore, until we actually complete a sale transaction, we are subject to the risk that we may be unable to sell cattle that we are contractually obligated to purchase. In addition, once we purchase the cattle, we assume title to the cattle for generally up to 48 hours. As a result, we assume the risk of liability, loss and deterioration in value of the cattle during that period. Consequently, our business may be harmed.

         We depend on our key employees for our success. The loss of any of these persons could harm our ability to compete.

         The loss of the services of any key person could harm our business, including our ability to compete effectively. Our performance also depends on our ability to attract, retain and motivate additional key officers and employees. We may be unable to retain our employees or to attract, assimilate and retain other qualified employees with relevant livestock and electronic commerce industry skills in the future. If we fail to attract, retain and motivate qualified employees, our business will be harmed.

         We expect our quarterly operating results to fluctuate. If we fail to meet the expectations of public market analysts and investors, the market price of our common stock could decline.

         We expect that our revenue and operating results will vary in the future as a result of a number of factors. Our quarterly results of operations may not meet the expectations of securities analysts and investors, which could cause the price of our common stock to decline. Our operating results in the future may not follow any prior trends and should not be relied upon as an indication of future results. The factors that affect our quarterly operating results include:

         - our ability to retain existing customers and attract new customers;

         - our ability to develop and market new and enhanced products and services on a timely basis;

         - the introduction of new or enhanced Web sites, products and services by us; and

         -        continued purchases by our existing customers.

         In addition, a number of factors that are beyond our control will also affect our quarterly operating results, such as:

         -        demand for our products and services;

         -        product and price competition;

         -        the introduction of new or enhanced Web sites,

         -        products and services by our competitors;

         -        and significant downturns in our targeted markets.

         Our quarterly results could fluctuate as a result of seasonal fluctuations in the cattle industry.

         The cattle industry has historically experienced, and continues to experience, seasonal fluctuations. These seasonal patterns may cause quarterly fluctuations in our operating results. Generally, a higher number of cattle are sold to feedlots during the third and fourth quarters as compared to the first and second quarters of each calendar year. Therefore, a greater number of sales transactions occur during these two calendar quarters. Due to our limited operating history and the recent changes in our business as a result of acquisitions, it is difficult to predict the effect that this seasonal pattern will have on our revenue and quarterly operating results.

         Our ability to develop new products is uncertain and our products may not develop as we anticipate.

         The outcome of the lengthy and complex process of developing new products is inherently uncertain. Prospective products, such as our fecal inspection & removal verification device, require time and resources to develop, may not ultimately be commercially viable, may not achieve commercial acceptance in the marketplace and may fail to receive regulatory approval, if required.
In addition, new products by competitors could adversely affect the realization of products that are commercially successful.

         Our back-up mechanisms are unproven, and therefore are vulnerable to damage or interruption which would harm our ability to reliably service our customers.

         While we have recently implemented a disaster recovery plan, our network server, satellites, computers and facilities are vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, earthquakes, telecommunications failures, system failures, Internet brownouts, computer viruses, electronic break-ins and similar disruptions. We depend on these systems to provide our customers with online cattle sales and auction services, feedlot and cattle industry analyses, and cattle inventory management tools. Any substantial interruptions could result in the loss of data and could impair our ability to provide our products and services to customers and to generate revenues. Moreover, our business interruption insurance may not be sufficient to compensate us for losses that may occur if any of our Internet-based services are interrupted.

         Risks associated with the security of transactions and transmitting confidential information over the Internet may negatively impact our electronic commerce business.

         We believe that concern regarding the security of confidential information transmitted over the Internet, such as credit card numbers and proprietary data, may prevent many potential customers from engaging in online transactions and may harm our business. Despite the measures we intend to take to enhance our Internet security, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If our security measures are circumvented, proprietary information could be misappropriated or our operations could be interrupted. Security breaches that result in access to confidential information could expose us to a risk of loss or liability. If we do not adequately address these concerns or face any claims in connection with a breach of security, our business, financial condition and operating results could be harmed.

         We could face liability for information retrieved from or transmitted through our Web sites, which could result in high litigation or insurance costs.

         As a publisher and distributor of online content, we face potential liability for defamation, negligence, copyright patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute on our Web sites. Any imposition of liability could negatively impact our reputation and result in increased insurance costs. Claims have been successfully brought against online services. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to cover us for all liability that may be imposed.

         Government regulation and legal uncertainties could result in additional burdens to doing business on the Internet.

         The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws including those governing intellectual property, privacy, libel and taxation apply to the Internet. Our business, results of operations and financial condition could be harmed by the adoption or modification of laws or regulations relating to the Internet that result in the imposition of additional costs on conducting business over the Internet or impose additional restrictions on our ability to conduct our business operations. In 1998, the Internet Tax Freedom Act placed a three-year moratorium on state and local taxes on Internet access, except for taxes imposed prior to October 1, 1998, and on taxes that discriminate against online commerce. However, Congress may not renew this legislation in 2001 and state and local governments would be able to impose Internet-specific taxes on goods purchased electronically, in addition to taxes that are otherwise imposed on sales transactions.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholder.

                    PLAN OF DISTRIBUTION; SELLING STOCKHOLDER

         This prospectus relates to 4,000,000 shares of our common stock that may be offered and sold from time to time by the selling stockholder. In addition, we previously granted several other stockholders registration rights and upon receipt of a proper request from them, we intend to register their shares by an amendment to this prospectus. Set forth below is information provided by the selling stockholder, as of the date of this prospectus, regarding the beneficial ownership of shares of our common stock by the selling stockholder.

                                                                                                   COMMON STOCK
                                                                                                BENEFICIALLY OWNED
                                                                                                 AFTER OFFERING(2)
                                              NUMBER OF SHARES              NUMBER OF           ------------------
                                              OF COMMON STOCK           SHARES OF COMMON
          SELLING SHAREHOLDER              BENEFICIALLY OWNED(1)          STOCK OFFERED         NUMBER      PERCENT
          -------------------              ---------------------          -------------         ------      -------
        Allflex Holdings, Inc.                   4,000,000                  4,000,000              0           *

*        Indicates less than 1%.

(1) Unless otherwise indicated, to our knowledge, the entity named in the table has sole voting and sole investment power with respect to all shares of our common stock beneficially owned, subject to community property laws where applicable.

(2) Because the selling stockholder may sell all or a portion of its shares of common stock pursuant to this prospectus at any time, and from time to time, subject to contractual volume limitations, no estimate can be made of the number of shares of common stock that the selling stockholder may retain upon completion of the offering by the selling stockholder. Therefore, this table assumes that all shares of our common stock offered by this prospectus by the selling stockholder are actually sold. Such presentation is based on 35,589,357 shares of our common stock outstanding as of August 10, 2001.

         Effective September 28, 2001, we sold 4,000,000 shares of our common stock to the selling stockholder for $2.8 million in cash. In connection with the placement of the 4,000,000 shares, we entered into a Registration Rights Agreement with the selling stockholder, whereby we agreed to grant the selling stockholder the right to demand that we prepare and file with the Securities and Exchange Commission a registration statement with respect to the offer and sale of the shares from the placement by the selling stockholder. The selling stockholder made a demand under the Registration Rights Agreement, and we are registering pursuant to a registration statement of which this prospectus forms a part, all of the 4,000,000 shares. The selling stockholder has agreed, however, that until September 28, 2002, it will abide by contractual volume limitations. In particular, it will not sell an aggregate number of shares in any three month period that is the greater of (1) 1% of our common stock outstanding as shown by the most recent report or statement published by us; or
(2) the average weekly reported volume of trading in our common stock as reported through the automated quotation system of the Nasdaq National Market. The average weekly volume of trading in our common stock will be measured during the four calendar weeks preceding the date of receipt of an order to execute a transaction by a broker or the date of execution of a transaction directly with a market maker.

         We entered into a strategic technology alliance with the selling stockholder and another party effective August 22, 2001, whereby each party agreed to integrate various technology that it had unilaterally developed. Other than this strategic technology alliance, within the past three years, the selling stockholder has not had any position, office or other material relationship with us or any of our predecessors or affiliates.

         The selling stockholder will act independently of eMerge in making decisions with respect to the timing, manner and size of each sale. As used herein, `selling stockholder' includes pledgees, donees, transferees and other successors in interest to the selling stockholder selling shares received from the selling stockholder after the date of this prospectus. The selling stockholder may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for which such broker-dealers may act as agent or to whom they may sell as principal, or both. We are not aware as of the date of this prospectus of any agreements between the selling stockholder and any broker-dealers with respect to the sale of the shares of common stock offered by this prospectus.

         In connection with distributions of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares of common stock registered under this prospectus in the course of hedging the positions they assume with selling stockholder. The selling stockholder may also sell shares of our common stock short and deliver the shares of common stock to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares of common stock registered under this prospectus, which the broker-dealer may resell pursuant to this prospectus. The selling stockholder may also pledge the shares of common stock registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares of common stock pursuant to this prospectus.

         The selling stockholder and any broker, dealer or other agent executing sell orders on behalf of the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker, dealer or agent and profit on any resale of the shares of principal may be deemed to be underwriting commissions under the Securities Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation. The shares of common stock may also be sold in accordance with Section 4(1) of the Securities Act or Rule 144 under the Securities Act.

         Information as to whether underwriters who may be selected by the selling stockholder, or any other broker-dealer, are acting as principal or agent for the selling stockholder, the compensation to be received by underwriters who may be selected by the selling stockholder, or any broker-dealer, acting as principal or agent for the selling stockholder and the compensation to be received by other broker-dealers, will, to the extent required by law be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares of our common stock may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares of our common stock from or through such dealer or broker.

         All expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

         The selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholder. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the common stock. We will require the selling stockholder, and his or her broker if applicable, to provide a letter that acknowledges his compliance with applicable securities laws, including Regulation M under the Securities Exchange Act of 1934, before authorizing the transfer of such selling stockholder's shares of common stock.

         Although the selling stockholder is subject to the volume limitation described above, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

         We have agreed to indemnify the selling stockholder against certain liabilities in connection with the registration statement, of which this prospectus is a part, including certain liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus has been passed upon by Jenkens & Gilchrist, a Professional Corporation.

                                     EXPERTS

         The consolidated financial statements of eMerge Interactive, Inc. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 have been incorporated by reference into this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                               RECENT DEVELOPMENTS

         Effective August 27, 2001, we completed the closing of a two-year $30 million revolving line of credit from The CIT Group/Business Credit, Inc. (CIT), and we have begun utilizing this line of credit for working capital purposes. The line of credit is secured primarily by our receivables and inventories, bears interest at our option of Prime or LIBOR plus 300 basis points and may be utilized for working capital purposes. The loan agreement includes significant loan covenants and restrictions of a customary nature for this type of transaction, which may, under certain circumstances, limit our ability to undertake additional acquisitions, make certain changes in management, or otherwise limit obligations undertaken by, or operations of, eMerge. As of October 10, 2001, there were borrowings of $13,015,906 outstanding under this arrangement with CIT.

         In connection with this line of credit, we entered into a warrant purchase agreement with certain of our stockholders who are providing, in the aggregate, $9 million in standby letters of credit on our behalf as additional collateral for the credit facility. As part of this agreement, we issued warrants for our common stock to these stockholders as consideration for providing and maintaining the letters of credit. If under the terms of this agreement the maximum number of warrants are issued to these stockholders, the warrants will be exercisable for an aggregate amount of up to 8% of the total outstanding common shares of eMerge. Additional warrants of up to 2% of the total outstanding common shares of eMerge could be issued if the letters of credit are drawn upon by the lender.

         The maximum term of the warrants is not to exceed 24 months and they will be issued at specified intervals and amounts beginning on the closing date of the credit facility. In the event the letters of credit are drawn upon by the lender and the drawn principal amount remains unpaid by us for 30 days, the stockholders will have the right to convert the outstanding amounts under the letters of credit into shares of our common stock up until the principal amount is repaid. However, the maximum amount of common shares issuable in connection with the agreement is 20% of the total outstanding shares of eMerge as of the credit facility closing date. Common shares that would otherwise be issuable but for this restriction, will require approval by a majority of our stockholders.

         Effective September 4, 2001, David C. Warren was appointed Chief Executive Officer. Mr. Warren has also been elected to serve on the Company's Board of Directors. Prior to joining eMerge Interactive, Mr. Warren was President of Dallas-based Allflex USA, Inc., a wholly-owned subsidiary of Allflex Holdings Inc., the global leader in visual and electronic animal-identification systems. Mr. Warren assumed the position previously held by Thomas L. Tippens, who was elected Interim Chief Executive Officer in June 2001. Mr. Tippens remains Chairman of the Board, a position held since May 2001.

         Effective September 28, 2001, we successfully completed a private placement of our shares with Allflex Holdings, Inc. ("Allflex"). As part of the transaction, we sold 4,000,000 restricted common shares to Allflex and received $2.8 million in cash. In connection with the agreement, the shares were priced to reflect the sale restrictions and strategic value of the alliance based on a discount to market using the average share price over the previous month as determined on August 23, 2001, the day after the announcement of the strategic technology alliance between the two parties. We also agreed to grant Allflex the right to demand that we prepare and file with the Securities and Exchange Commission a registration statement with respect to the offer and sale of the shares from the placement by Allflex. Allflex made a demand under the Registration Rights Agreement, and we are registering pursuant to a registration statement of which this prospectus forms a part, all of the 4,000,000 shares. Allflex has agreed, however, that until September 28, 2002, it will abide by contractual volume limitations. See "Plan of Distribution; Selling Stockholder."

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms, which are located at 450 Fifth Street N.W. Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, IL 60661.

         You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www. sec. gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

         Also, we will provide (free of charge) any of our documents filed with the SEC, as you may reasonably request orally or in writing. To get your free copies, please call or write to:

                               Gina DeLoach
                               eMerge interactive, Inc.
                               10305 102nd Terrace
                               Sebastian, Florida 32958
                               Phone: (561) 299-8014

                           INCORPORATION BY REFERENCE

         The SEC permits us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that we can disclose important information to you by referring you to other documents. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

         1. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 14, 2001 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 15, 2001.

         2.       Our Definitive Proxy Statement on Schedule 14A, filed April
                  19, 2001.

         3. Our Annual Report on Form 10-K for the year ended December 31, 2000, filed on April 2, 2001.

         4. The description of our common stock contained in our Registration Statement on Form 8-A, filed on January 20, 2000, including any amendments or reports filed for the purpose of updating such description.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by eMerge in connection with the registration of the common stock. All the amounts shown are estimates except for the registration fee and the Nasdaq National Market fee.

         Securities and Exchange Commission registration fee          $_________
         Printing and engraving expenses                              $_________
         Legal fees and expenses                                      $_________
         Accounting fees and expenses                                 $_________
         Miscellaneous                                                $_________
         Total                                                        $_________

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Registrant's Second Amended and Restated Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant's Bylaws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding (including any action or investigation which could or does lead to a criminal proceeding) had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such proceeding was pending shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity. Such indemnification is mandatory under the Registrant's Bylaws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification as to both third party and corporate proceedings may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor.

ITEM 16. EXHIBITS.

         The following exhibits either are filed as part of this registration statement or incorporated by reference to documents previously filed or will be filed by amendment. Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K.

EXHIBIT NO.       DESCRIPTION
-----------       -----------

5.1               Opinion and consent of Jenkens & Gilchrist, a Professional
                  Corporation, as to legality of the common stock to be issued by eMerge Interactive, Inc.*

10.1 Investment Agreement, effective as of August 29, 2001, by and between eMerge Interactive, Inc. and Allflex Holdings, Inc.

10.2              Amendment No. 1 to Investment Agreement, dated September 20,
                  2001, by and between eMerge Interactive, Inc. and Allflex
                  Holdings, Inc.

10.3              Registration Rights Agreement, effective as of August 29,
                  2001, by and between eMerge Interactive, Inc. and Allflex
                  Holdings, Inc.

23.1              Consent of KPMG LLP

23.2              Consent of Jenkens & Gilchrist, a Professional Corporation
                  (included in Exhibit 5.1 herein)*

24.1              Power of Attorney of certain officers and directors of eMerge
                  Interactive, Inc. (included on signature page)

------------------
* To be filed by amendment

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and die offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sebastian, State of Florida, on the 11th day of October, 2001.

                                         EMERGE INTERACTIVE, INC.
                                         By:

                                                  /s/ David C. Warren
                                                  ------------------------------
                                                  David C. Warren,
                                                  Chief Executive Officer


                                POWER OF ATTORNEY

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed below by the following persons in the capacities and on the dates stated. Each of the directors and/or officers of whose signature appears below hereby appoints David Warren, as his attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments (including, without limitation, post-effective amendments) to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things on their behalf in their capacities as directors and/or officers to enable eMerge Interactive, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                           TITLE                          DATE
---------                                           -----                          ----

                                   Chief Executive Officer and Director            October 11, 2001
/s/ David C. Warren                (Principal Executive Officer)
------------------------------
David C. Warren
                                   Chief Financial Officer                         October 11, 2001
/s/ Reid Johnson                   (Principal Accounting and Financial Officer)
------------------------------
Reid Johnson

/s/ Thomas L. Tippens              Chairman of the Board                           October 11, 2001
------------------------------
Thomas L. Tippens

/s/ Douglas A. Alexander           Director                                        October 11, 2001
------------------------------
Douglas A. Alexander
                                   Director                                        October __, 2001
------------------------------
Christopher J. Davis

/s/ James P. Ebzery                Director                                        October 11, 2001
------------------------------
James P. Ebzery

/s/ John W. Poduska, Jr.           Director                                        October 11, 2001
------------------------------
John W. Poduska
                                   Director                                        October __, 2001
------------------------------
John S. Scott
                                   Director                                        October __, 2001
------------------------------
Robert S. Adams

/s/ Robert E. Drury                Director                                        October 11, 2001
------------------------------
Robert E. Drury

/s/ John C. Foltz                  Director                                        October 12, 2001
------------------------------
John C. Foltz

                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION
-----------       -----------

5.1               Opinion and consent of Jenkens & Gilchrist, a Professional
                  Corporation, as to legality of the common stock to be issued by eMerge Interactive, Inc.*

23.1              Consent of KPMG LLP

23.2              Consent of Jenkens & Gilchrist, a Professional Corporation
                  (included in Exhibit 5.1 herein)*

24.1              Power of Attorney of certain officers and directors of eMerge
                  Interactive, Inc. (included on signature page)

10.1 Investment Agreement, effective as of August 29, 2001, by and between eMerge Interactive, Inc. and Allflex Holdings, Inc.

10.2              Amendment No. 1 to Investment Agreement, dated September 20,
                  2001, by and between eMerge Interactive, Inc. and Allflex
                  Holdings, Inc.

10.3              Registration Rights Agreement, effective as of August 29,
                  2001, by and between eMerge Interactive, Inc. and Allflex
                  Holdings, Inc.

-------------------
*To be filed by amendment